UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 8, 2010

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, Colorado 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2010, DaVita Inc. (the “Company”) and Javier Rodriguez fully executed an employment agreement (the “Employment Agreement”) that is effective March 17, 2010 (the “Effective Date”) pursuant to which Mr. Rodriguez agreed to serve initially as a Senior Vice President of the Company. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and the summary below is qualified in its entirety by reference to the Agreement.

Mr. Rodriguez will receive an annual base salary of $550,000 (“Base Salary”) and is eligible to receive a discretionary performance bonus up to $1,000,000 in an amount to be determined by the Company’s Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. In addition, Mr. Rodriguez is eligible to participate in and will receive all benefits (“Benefits”) under the Company’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

Under the terms of the Employment Agreement, the Company has the right to terminate Mr. Rodriguez’s employment without advanced notice for material cause (as defined in the Employment Agreement). In the event Mr. Rodriguez is terminated for material cause, he will be entitled to receive his Base Salary and Benefits through the effective date of such termination.

If Mr. Rodriguez is terminated by the Company for reasons other than death, material cause, or disability (as defined in the Employment Agreement) or resigns for good cause (as defined in the Employment Agreement), and contingent upon Mr. Rodriguez’s execution of the Company’s standard form of severance and general release agreement within 28 days of the termination of his employment, he will be entitled to receive his Base Salary and Benefits through the effective date of such termination and continue to receive his salary, for the 18-month period following the termination of his employment (the “Resignation Severance Period”). In addition, if Mr. Rodriguez is terminated after April in a given year, he will receive a lump-sum payment equal to the bonus paid in the year prior to the termination of his employment, pro-rated for the number of months served in the year his employment is terminated. Such lump sum is payable around the same time performance bonuses are paid to other Company executives, provided that Mr. Rodriguez has complied, through the date of payment, with the terms of the Noncompetition, Nonsolicitation and Confidentiality Agreement (the “Nonsolicitation Agreement”) that he entered into with the Company concurrently with the Employment Agreement and is described below. If Mr. Rodriguez resigns within 60 days following a Good Cause Event (as defined in the Employment Agreement) after a Change of Control (as defined in the Employment Agreement), he will receive the severance benefits set forth above except that the Resignation Severance Period will increase from 18 months to two years.

Under the terms of the Employment Agreement, Mr. Rodriguez is an “at will” employee, which means that either Mr. Rodriguez or the Company may terminate his employment at any time and for any reason or no reason, subject to notice requirements.

The Nonsolicitation Agreement contains certain provisions prohibiting Mr. Rodriguez from soliciting employees of the Company to work for any person and from soliciting any patient or customer of the Company to patronize any competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company during the term of Mr. Rodriguez’s employment and for the twenty-four months period following the termination of his employment with the Company for any reason.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Javier Rodriguez effective March 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.
Date: April 14, 2010
	By:	/s/ KIM M. RIVERA
Kim M. Rivera
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Javier Rodriguez effective March 17, 2010